Exhibit 10.7

EXECUTION COPY

FUNDING AND GOVERNANCE AGREEMENT

This Funding and Governance Agreement (this “Agreement”) is entered into as of this 28th day of July, 2014 by and among Tinder, Inc., a Delaware corporation (the “Company”), lAC/InterActiveCorp, a Delaware corporation (“IAC”) and Sean Rad (the “Founder”). Certain capitalized terms used but not defined herein shall have the meanings given to them in the Tinder, Inc. 2014 Equity Settlement Plan (the “Settlement Plan”) and the Tinder, Inc. Restated 2014 Equity Incentive Plan (the “Stock Option Plan”).

RECITALS

A.                                    The Company and IAC have adopted the Settlement Plan to provide certain Service Providers with liquidity opportunities with respect to certain Options held by, or that may be issued to, them.

B.                                    Founder, the Company and IAC are parties to that certain Restated Stock Option Agreement under the Stock Option Plan (the “Stock Option Agreement”).

C.                                    The parties desire to enter into this Agreement to provide Founder with certain protections as provided herein.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

AGREEMENT

1.                                      Financing.

(a)                                 Initial Investments. IAC agrees, on behalf of itself and its Affiliates, that the first $20 million of investments made by IAC and/or its Affiliates in the Company occurring after May 1, 2014 (the “Initial Investments”), whether made in the form of Equity Securities or otherwise, shall not be dilutive to the Founder’s equity interest in the Company (but may have the economic consequence to Founder of such financing having been made in the form of indebtedness). “Equity Securities” means capital stock of the Company or any securities or instruments convertible into, or exercisable or exchangeable for, whether directly or indirectly at any time, capital stock of the Company.

(a)                                 No Equity Securities Prior to a Third Party Financing. Without limiting Section 1(a), the Company and IAC, on behalf of itself and its Affiliates, each agrees that after the date of this Agreement, IAC and its Affiliates will not make any investments in Equity Securities of the Company prior to a Third Party Financing. Any investments made by IAC prior to a Third Party Financing shall be in the form of indebtedness under terms generally made available to lAC’s other operating subsidiaries. As of the date of this Agreement, IAC intends to actively seek a minority investor for the Company in consultation with the Founder. A “Third Party Financing” means an investment in Equity Securities by institutional private equity sources (e.g., venture capital firms, growth funds and the like that are not Affiliates of IAC) in a single round of financing in which the lead investor appoints a member to the Board and has a contractual right to do so.

(c)                                  Equity Investments. After the Initial Investments have been made, IAC and/or its Affiliates may invest in Equity Securities concurrently with or following a Third Party Financing if the Board approves and the investment is for fair market value (as determined in good faith by the Board) and for an amount of capital that is reasonable in connection with the operating and strategic needs of the Company (it being understood that if IAC together with its Affiliates would increase their pro rata holdings in the Company (based on the then-outstanding shares of capital stock of the Company) as a result of any such investment in Equity Securities, either (i) the approval of the Board, including at least one member independent of IAC and its Affiliates, would be required, or (ii) such financing must occur within three months following determination of a Put Price pursuant to a Qualifying Valuation Process involving two Qualified Banks (with the possibility of a third if the conditions are satisfied), in accordance with Section 10(d) of the Stock Option Agreement and Schedule A of the Settlement Plan and be made at the valuation resulting from the Qualifying Valuation Process, and, in the case of (i) and (ii), be for an amount of capital that is reasonable in connection with the operating and strategic needs of the Company).

(d)                                 Notwithstanding anything to the contrary contained in paragraphs (a), (b) or (c) of this Section 1:

(i)                                     IAC may make investments in Equity Securities that are dilutive to under in order to finance up to 50% of (x) any cash amounts that are paid in connection with the matter captioned Whitney Wolfe v Tinder; Match.com; and IAC, Inc. (Case No. BC 550105, Superior Court of the State of California) or any other dispute or action alleging substantially similar facts (any such claims, the “Wolfe Action”) and (y) any equity paid in connection with the Wolfe Action (up to the total number of shares underlying unvested Options held by Wolfe at the time of her termination which may have been vested in connection with the settlement or resolution of such matter); provided, such investments are made for fair market value (with the understanding that any amounts related to the Wolfe Action not funded by investments in Equity Securities pursuant to this clause (i) to be treated as a portion of the Initial Investments pursuant to paragraph 1(a)).

(ii)                                  IAC may make investments in Equity Securities in order to finance the settlement of Options granted under the Stock Option Plan. In any such settlement, IAC may provide the Company with cash equal to the Company’s tax withholding liability associated with such settlement, plus cash or Freely Tradable shares of IAC common stock (as defined in, and in accordance with, Section 2(d) of the Settlement Plan) equal to the value of the spread on such Options, minus the tax withholding liability (“After Tax Spread”), plus, if IAC elects, cash equal in value to the exercise price of such Options, and IAC will receive in exchange Equity Securities in the Company equal in value, based on the valuation underlying the Option exercise, to the consideration provided to the Company. In the case of a permitted Option exercise (i.e., not in connection with a concurrent settlement of Options), IAC will not fund an amount equal to the After Tax Spread, and the Option holder will receive the After-Tax Spread in Company shares. The Equity Securities received by IAC for investments pursuant to this clause (ii) shall be of the same class as those underlying the Options settled, and shall be issued at the same price used in the settlement of the Options.

2.                                      IAC Acquisition. IAC covenants, on behalf of itself and its Affiliates, that no IAC Acquisition shall occur prior to May 1, 2015. In the event of an IAC Acquisition, the price paid to the Company and/or the holders of Options and Shares issued upon the exercise thereof shall be determined in accordance with Section 10(d) of the Stock Option Agreement and Attachment A to the Settlement Plan.

3.                                      Affiliate Transactions.

(a)                                 If IAC and/or its Affiliates provides services (e.g., accounting, IT services, etc.) to the Company for a fee, such fee shall be at rates comparable to rates the Company would generally be able to obtain from third parties in the business of providing such services to companies similarly situated to the Company. To the extent the Company and IAC and/or its Affiliates enter into any commercial arrangements with the Company, such commercial arrangements shall be on terms comparable to terms that would be arrived at between unrelated third parties.

(b)                                 Without limiting the provisions of Section 3(a):

(i)                                     IAC may cause the Company to enter into an information sharing agreement with IAC and its Affiliates pursuant to which the parties may share information regarding their business, best practices, etc. This may include, without limitation, information about consumer monetization, advertising rates, conversion rates, etc., all of which shall be used for the purpose of advancing the performance of the businesses of the Company and IAC/Match, as well as for financial and investor relations purposes.

(ii)                                  IAC may cause the Company to enter into a tax sharing agreement with IAC providing that (1) IAC may charge the Company for its allocable share of taxes paid by IAC, determined without regard to any net operating losses or tax loss carryforwards that may exist; and (2) IAC shall have no obligation to pay the Company for the use of any tax losses, credit or other tax benefits generated by the Company in excess of what the Company can use in the period such loss is generated.

4.                                      Information Rights.

(a)                                        Financial Statements. The Company will furnish the following financial information to the Founder:

(i)                                     as soon as practicable after the end of each fiscal year of the Company, an unaudited balance sheet of the Company as at the end of such fiscal year, and unaudited statements of income and cash flows of the Company for such year, prepared in accordance with U.S. generally accepted accounting principles consistently applied; and

(ii)                                  as soon as practicable after the end of the first, second and third quarterly accounting periods in each fiscal year of the Company, an unaudited balance sheet of the Company as of the end of each such quarterly period, and unaudited statements of income and cash flows of the Company for such period, prepared in accordance with U.S. generally accepted accounting principles consistently applied, subject to changes resulting from normal year-end audit adjustments.

(b)                                 Public Company Trading Price Determinations and Put Price Notices. The Company will provide written notice to the Founder disclosing all determinations of the Public Company Trading Price as soon as practicable following any such determination. In addition, the Company or IAC will provide the Founder with copies of all Put Price Notices.

5.                                      Representations of the Company.

(a)                                 Capitalization and Indebtedness. As of the date hereof (giving effect to a 1,000 for one stock split), the Company’s issued and outstanding equity securities consist of the following: (i) 1,000,000 shares of Series A Preferred Stock; and (ii) 5,000,000 shares of Class B Common Stock. In addition, the Company has reserved (giving effect to a 1,000 for one stock split): (x) 2,414,333 shares of Common Stock upon the exercise of outstanding Options and (y) 835,667 shares of Common Stock under the Stock Option Plan for the issuance of Awards in addition to those reflected in clause (x). The aggregate liquidation preference of the outstanding shares of Series A Preferred Stock is $2,000,000. As of June 30, 2014, the Company was

indebted to IAC and/or its Affiliates in the aggregate amount of $7,434,762 (excluding the liquidation preference on the Series A Preferred Stock), of which $1,425,569 was incurred following May 1, 2014.

6.                                        Term. This Agreement shall terminate and be of no further force or effect upon the earliest to occur of: (a) such time as the Founder and his permitted transferees no longer hold Shares or Options; and (b) termination of the Settlement Plan.

7.                                        Amendments and Waivers. This Agreement shall not be amended without the written consent of the Company, IAC and the Founder. Any provision of this Agreement may be waived but only if such waiver is in writing and is signed by the party against whom the waiver is to be effective. No course of dealing and no failure or delay on the part of any party in exercising any right, power or remedy conferred by this Agreement will operate as a waiver thereof or otherwise prejudice such party’s rights, powers or remedies. The failure of any party to require the performance of a term or obligation under this Agreement or the waiver by any party of any breach hereunder will not prevent subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach hereunder. No single or partial exercise of any right, power or remedy conferred by this Agreement will preclude any other or further exercise thereof or the exercise of any other right, power or remedy.

8.                                        Notice. All notices, requests, demands and other communications hereunder must be in writing and will be deemed to have been given (a) when delivered personally, (b) the next business day if sent by a nationally-recognized overnight delivery service (unless the records of the delivery service indicate otherwise), or (c) three business days after deposit in the United States mail, certified and with proper postage prepaid, addressed as follows: (i) if to the Company, to 8899 Beverly Blvd., West Hollywood, CA 90048, Attn: Chief Executive Officer, with a copy to IAC, 555 West 18th Street, New York, NY 10011, Attn: General Counsel, (ii) if to IAC, to 555 West 18th Street, New York, NY 10011, Attn: General Counsel, or (iii) if to the Founder, to the addresses indicated on a signature page hereto. Any party or other recipient may from time to time change its contact information for purposes of this Agreement by giving notice of such change as provided herein.

9.                                        Entire Agreement. This Agreement, the Settlement Plan, the Stock Option Plan, the Stock Option Agreement and the other agreements referenced herein constitute the entire agreement of the parties with respect to the subject matter hereof and supersede in their entirety all prior undertakings and agreements of the parties with respect to the subject matter hereof.

10.                                 Governing Law. This Agreement shall be governed by, and construed in accordance with, the internal laws of the State of Delaware, without regard to any conflict of laws provision that would require the application of the law of any other jurisdiction.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date set forth above.

FOUNDER	TINDER, INC.

/s/ Sean Rad	/s/ Gregg Winiarski
Signature	By

Sean Rad	Gregg Winiarski
Print Name	Print Name

VP
Title

Residence Address

IAC/INTERACTIVECORP

/s/ Gregg Winiarski
Signature

Gregg Winiarski
Print Name

[SIGNATURE PAGE TO FUNDING AND GOVERNANCE AGREEMENT]